                                                                    EXHIBIT 4(E)


THE WARRANTS AND THE ORDINARY SHARES TO BE ISSUED PURSUANT TO THIS WARRANT HAVE NOT BEEN REGISTERED UNDER ANY FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF ABSENT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS UNLESS AND UNTIL THE HOLDER HEREOF PROVIDES (i) INFORMATION REASONABLY NECESSARY TO CONFIRM THAT SUCH REGISTRATION IS NOT REQUIRED OR (ii) AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.


                              AMENDED AND RESTATED
                                  WARRANT NO. 1




July 23, 2001                                     For the Purchase of 12,619,500
                                                  Ordinary Shares of Seven Seas
                                                  Petroleum Inc.


         FOR VALUE RECEIVED, SEVEN SEAS PETROLEUM INC., a Cayman Islands exempted company limited by shares (the "Corporation"), hereby grants to CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation, or its registered assigns (collectively the "Holder"), the right (the "Warrants") to purchase at any time before the Expiration Date (as hereafter defined) twelve million six hundred nineteen thousand five hundred (12,619,500) duly authorized, validly issued, fully paid and non-assessable shares (the "Warrant Shares") of the Corporation's ordinary shares, $.0001 par value (the "Ordinary Shares"), at the Exercise Price (as hereafter defined) and on the terms and conditions herein set forth. The number of Warrant Shares and the Exercise Price will be subject to adjustment as provided in this Warrant.

         This Warrant is issued to amend and restate the original Warrant issued July 23, 2001 (the "Original Warrant") in order to correct an error in the computation of number of Ordinary Shares to be covered by the Warrant. This new Warrant is being issued pursuant to paragraph 20 of the Original Warrant to reflect the correction in the number of Ordinary Shares covered by the Warrant and to adjust the date on which this Warrant is first exercisable. When executed by the Corporation and the Holder this Warrant will supercede the Original Warrant effective July 23, 2001. This Warrant is issued subject to the following terms and conditions:

1. Exercise of Warrant. The Warrants are exercisable at the option of the Holder in whole or in part at any time prior to the Expiration Date by the delivery to the Corporation of written notice of the exercise of the Warrants specifying the number of Warrant Shares to be acquired, surrender of this Warrant to the Corporation and satisfaction of the Exercise Price for the Warrant Shares to be acquired through such exercise. The Warrants will be deemed exercised immediately prior to the close of business on the day that all of the foregoing requirements for the exercise of the Warrants are completed and the person entitled to receive the Warrant Shares will be treated for all purposes as the holder of record of such Warrant Shares at such time including, without implied limitation, the right to vote, receive dividends and to receive distributions for which the record date falls on or after such date. As promptly as possible after such date (in any event within five (5) business days) the Corporation will deliver to the Holder a stock certificate evidencing the Warrant Shares covered by the exercise. In the case of an exercise for less than all the Warrant Shares the Corporation will cancel this Warrant on the surrender hereof and will execute and deliver a new Warrant of like tenor for the balance of the unexercised Warrant Shares within such five
(5) day period. If an exercise of all or part of the Warrants is to be made in connection with a registered public offering or a transaction described in paragraph 10 of this Warrant, the exercise of the Warrants may, at the election of the Holder, be conditioned on the consummation of the public offering or other transaction under paragraph 10 of this Warrant. In that case the exercise will not be deemed to be effective until the consummation of the specified condition.

2. Term. The Warrants may be exercised in full or in part at any time after October 15, 2001 and on or before 11:59 p.m. Oklahoma City, Oklahoma, time on, June 30, 2008 (the "Expiration Date"). To the extent not exercised prior to the Expiration Date, the Warrants and all of the rights of the Holder hereunder will expire and terminate on such date without any action or notice by the Corporation.

3. Exercise Price. On the exercise of the Warrants, the Holder agrees to pay to the Corporation for the Warrant Shares purchased by the Holder pursuant to the terms of this Warrant an amount (the "Exercise Price") multiplied by the number of Warrant Shares at the time of determination. The initial Exercise Price per Warrant Share is equal to the Aggregate Consideration (as hereafter defined) divided by twelve million six hundred nineteen thousand five hundred (12,619,500), but is subject to adjustment pursuant to the terms of this Warrant. In no event will the aggregate Exercise Price for all of the Warrant Shares to be acquired under this Warrant, whether as a result of a change in the par value of the Ordinary Shares or a change in the number of Warrant Shares, exceed an amount (the "Aggregate Consideration") equal to Twenty-Two Million Five Hundred Thousand Dollars United States Dollars ($22,500,000.00). The Exercise Price may be paid as follows, at the election of the Holder: (a) in lawful money of the United States of America; (b) by the Holder crediting against unpaid interest and principal due and owing under the Note (as hereafter defined) an amount equal to the Exercise Price; (c) by the Holder surrendering or assigning to the Corporation the Warrants under this Warrant with an aggregate Equity Value (as hereafter defined) equal to the Exercise Price; or
(d) by the Holder surrendering or assigning to the Corporation Ordinary Shares having a Current Market Price (as hereafter defined) equal to the Exercise Price. For purposes of this Warrant the term: (y) "Equity Value" means the difference between the Current Market Price for one Ordinary Share and the Exercise Price for one Warrant Share; and (z) "Note" means that certain promissory note of even date herewith executed by the Corporation in favor of the Holder in the original principal amount of Twenty-Two Million Five Hundred Thousand United States Dollars ($22,500,000.00).

4. Representations, Warranties and Covenants. The Corporation represents to and warrants, covenants and agrees with the Holder as follows:

         4.1 Reservation of Shares. At all times while the Warrants are outstanding the Corporation will reserve out of the Corporation's authorized but unissued Ordinary Shares, free from preemptive rights and solely for the purpose of effecting the exercise of the Warrants, a sufficient number of Ordinary Shares to provide for the exercise of the Warrants and all other options, warrants and convertible securities of the Corporation. The Corporation will take all such actions necessary to assure that all such Warrant Shares may be issued without violation of any applicable law, governmental regulation or requirements of any domestic securities exchange or automated quotation system on which the Ordinary Shares are listed or quoted (except for official notice of issuance, which will be immediately delivered by the Corporation upon each such issuance). The Corporation will take all necessary actions to assure that all of the Warrant Shares are authorized, approved for and listed on any national securities exchange or quotation system on which the Corporation's Ordinary Shares are listed or quoted. The Corporation will not take any action which would cause the number of authorized but unissued Ordinary Shares to be less than the number of Ordinary Shares required to be reserved for issuance on exercise of the Warrants.

         4.2 Valid Issuance. All Warrant Shares that may be issued on exercise of the Warrants will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances on issuance by the Corporation. The Corporation will not take any action or fail to take any action which will cause a contrary result (including, without limitation, any action that would cause the Exercise Price then in effect to be less than the par value, if any, of the Ordinary Shares).

         4.3 Cooperation. The Corporation will: (a) not close its books against the transfer of the Warrants or of any Warrant Shares in any manner which interferes with the timely exercise of the Warrants; (b) assist and cooperate with the Holder should the Holder be required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of the Warrants (including, without limitation, making any filings required to be made by the Corporation).

         4.4 Authority. The Corporation has taken all necessary action to authorize the execution and delivery of this Warrant and the issuance of the Warrant Shares on the exercise of the Warrants. This Warrant is a valid, binding and enforceable obligation of the Corporation subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws now or hereafter in effect relating to creditors' rights and remedies generally. The execution, delivery and performance of this Warrant will not violate: (a) any provision of the organizational documents or charter of the Corporation; (b) any order, writ, injunction or decree of any court, administrative agency or governmental body applicable to the Corporation or the Ordinary Shares; or (c) any contract, lease, note, bond, mortgage or other agreement to which the Corporation is a party, by which the Corporation is bound or to which any of the Corporation's assets are subject.

         4.5 Capitalization. As of the date of this Warrant: the Corporation's authorized capital stock consists of one hundred fifty million (150,000,000) Ordinary Shares and fifty million (50,000,000) shares of which may be designated by the board of directors of the Corporation, none of which preferred shares have been designated or issued. As of the date of this Warrant the only shares of capital stock issued and outstanding, reserved for issuance or committed to be issued are: (a) thirty-seven million eight hundred fifty-eight thousand five hundred thirty-two (37,858,532) fully paid and non-assessable Ordinary Shares duly issued and outstanding; (b) twelve million six hundred nineteen thousand five hundred (12,619,500) Ordinary Shares reserved for issuance as a result of the proposed issuance of warrants (the "Series A Warrants") in connection with the sale by the Corporation of Twenty-two million Five Hundred Thousand Dollars ($22,500,000.00) of 12% Senior Secured Series A Notes due 2004; (c) twelve million six hundred nineteen thousand five hundred (12,619,500) Ordinary Shares reserved for issuance on exercise of the Warrants; and
                  (d) the remaining unissued Ordinary Shares issuable with respect to five million three hundred fifty-six thousand eight hundred eighty-eight (5,356,888) Ordinary Shares reserved for issuance under the Corporation's 1995, 1996 and 1997 stock option plans. The Warrant Shares reserved for issuance represent now less than twenty percent (20%) of the Corporation's fully diluted Ordinary Shares which as of the date of the issuance of this Warrant includes all of the issued and outstanding Ordinary Shares, any Ordinary Shares issuable under this Warrant, the maximum number of Ordinary Shares issuable in connection with the Series A Warrants and any other Options or Convertible Securities (as hereafter defined) excluding only Ordinary Shares issuable as a result Options issued under the Corporation's 1995, 1996 and 1997 compensatory stock option plans.

         4.6 Office. The Corporation will maintain an office for the purposes specified in this Warrant (the "Warrant Office"). The Warrant Office will initially be the Corporation's offices at Suite 1700, 5555 San Felipe Houston, Texas, 77056 and may subsequently be any other office of the Corporation or any transfer agent for the Ordinary Shares in the continental United States as to which written notice has previously been given to the Holder. The Corporation will maintain at the Warrant Office a register for the Warrants in which the Corporation will record the name and address of the person in whose name this Warrant has been issued. The Holder will be able to take any action permitted in this Warrant including, without implied limitation, the exercise or transfer of the Warrants.

         4.7 Participating Preferred Stock. At all times that any of the Warrants are outstanding, the Corporation will not issue any capital stock or shares of any class preferred as to dividends or as to the distribution of assets on voluntary or involuntary liquidation, dissolution or winding up: (a) without the prior written consent of the holders of sixty percent (60%) of the outstanding Warrants; or (b) unless such securities are limited to a fixed sum or percentage of par value in respect of participation in dividends and distributions.

5. Restrictive Legend. The Warrants are being acquired and any Warrant Shares to be acquired by the Holder pursuant to this Warrant (collectively, "Securities") will be acquired for investment for the Holder's own account and not with a view to, or for resale in connection with, any distribution of such Securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Securities will not be sold, transferred or otherwise disposed of without registration under the Securities Act and state securities laws or qualification for exemptions therefrom. The

Holder agrees that each certificate evidencing the Warrant Shares may be inscribed with a legend to the foregoing effect, which legend will be as follows:

                  THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL SUCH SHARES ARE FIRST REGISTERED UNDER THE SECURITIES ACT OF 1933, ALL APPLICABLE STATE SECURITIES LAWS AND ALL RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNLESS AND UNTIL THE HOLDER HEREOF PROVIDES (i) INFORMATION REASONABLY NECESSARY TO CONFIRM THAT SUCH REGISTRATION IS NOT REQUIRED OR
                  (ii) AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

The Holder agrees that the Corporation may place a stop transfer order with the Corporation's transfer agent, if any, with respect to any noncomplying transfer of the certificates representing any Warrant Shares, which stop transfer order will be removed by the Corporation on compliance with the foregoing.

6. Registration Rights Agreement. The Holder and any other holder of Warrant Shares will have the registration rights provided for in that certain Registration Rights Agreement dated of even date herewith (the "Registration Rights Agreement"), between the Corporation and the Holder. The Corporation will maintain copies of the Registration Rights Agreement available for inspection by the Holder during normal business hours at its office.

7. Anti-Dilution Adjustments. In order to prevent dilution of the rights granted with respect to the Warrants, the Exercise Price and the number of Warrant Shares obtainable on the exercise of a Warrant are subject to adjustment from time to time as follows:

         7.1 Issuance of Ordinary Shares. If and whenever on or after the date of this Warrant the Corporation issues or sells, or in accordance with paragraph 7.2 of this Warrant is deemed to have issued or sold, any Ordinary Shares for a consideration per share less than the Exercise Price in effect immediately prior to such time, then immediately on such issuance or sale the Exercise Price will be reduced to the new Exercise Price determined by dividing:

                  7.1.1 the sum of (a) the product derived by multiplying the Exercise Price in effect immediately prior to such issue or sale times the number of Ordinary Shares Deemed Outstanding (as hereafter defined) immediately prior to such issue or sale, plus (b) the consideration, if any, received by the Corporation on such issuance or sale, divided by

                  7.1.2 the number of Ordinary Shares Deemed Outstanding immediately after such issuance or sale.

                  On each such adjustment of the Exercise Price hereunder, the number of Warrant Shares acquirable on exercise of a Warrant will be adjusted to the number of shares obtained by dividing the Aggregate Consideration by the Exercise Price resulting from the foregoing adjustment.

         7.2 Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under paragraph 7.1 of this Warrant, the following will be applicable:

                  7.2.1 Issuance of Rights or Options. If the Corporation in any manner grants, issues or sells any Options (as hereafter defined) and the price per share for which Ordinary Shares are issuable on the exercise of such Options (or on the conversion or exchange of any Convertible Securities (as hereafter defined) issuable on the exercise of such Options) is less than the Exercise Price in effect immediately prior to the time of the grant, issuance or sale of such Options, then the total maximum number of shares of Ordinary Shares issuable on the exercise of such Options (or on the conversion or exchange of the total maximum amount of such Convertible Securities issuable on the exercise of such Options) will be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Ordinary Shares are issuable on exercise of such Options or on the conversion or exchange of any Convertible Securities" is determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation on the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation on the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (b) the total maximum number of shares of Ordinary Shares issuable on exercise of such Options or on the conversion or exchange of all such Convertible Securities issuable on the exercise of such Options. No further adjustment of the Exercise Price will be made on the actual issuance of such Ordinary Shares or of such Convertible Securities on the exercise of such Options or on the actual issuance of Ordinary Shares as a result of the conversion or exchange of such Convertible Securities.

                  7.2.2 Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Ordinary Shares are issuable on conversion or exchange thereof is less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Ordinary Shares issuable on conversion or exchange of such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issue or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Ordinary Shares are issuable on conversion or exchange thereof" is determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation on the conversion or exchange thereof, by (b) the total maximum number of shares of Ordinary Shares issuable on the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price will be made on the actual issue of such Ordinary Shares on conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made on exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this paragraph 7.2, no further adjustment of the Exercise Price will be made by reason of such issue or sale.

                  7.2.3 Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable on the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Ordinary Shares changes at any time, the Exercise Price in effect at the time of such change will be adjusted immediately to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of shares of Ordinary Shares issuable hereunder will be correspondingly adjusted. For purposes of this paragraph 7.2, if the terms of any Option or Convertible Security which was outstanding as of the date of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable on exercise, conversion or exchange thereof will be deemed to have been issued as of the date of such change. Notwithstanding the foregoing no such change will at any time cause the Exercise Price hereunder to be increased.

                  7.2.4 Expired Options and Securities. On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Exercise Price then in effect and the number of shares of Ordinary Shares acquirable hereunder will be adjusted immediately to the Exercise Price and the number of shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this paragraph 7.2, the expiration or termination of any Option or Convertible Security which was outstanding on or before the date of execution of this

                           Warrant will not cause the Exercise Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of this Warrant.

                  7.2.5 Calculation of Consideration Received. If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the amount received by the Corporation therefor. In case any Ordinary Shares, Options or Convertible Securities are issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Current Market Price thereof as of the date of receipt. In case any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined at the reasonable discretion of the board of directors of the Corporation consistent with the value assigned for generally accepted accounting principles for purposes of financial reporting. Notice of such determination will be given to the Holder. If such valuation is objected to by the holders of more than twenty-five percent (25%) of the Warrants within ten (10) days after notice of such valuation, then the valuation will be determined by a reputable investment bank of national standing selected by the holders of a majority of the Warrants, subject to the reasonable approval of the Corporation. The Corporation will pay the reasonable expense of such valuation.

                  7.2.6 Integrated Transactions. In case any Option or Convertible Security is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options or Convertible Security by the parties thereto, the Options or Convertible Security will be deemed to have been issued for consideration determined at the reasonable discretion of the board of directors of the Corporation consistent with the value assigned for purposes of generally accepted accounting principles. Notice of such determination will be given to the Holder. If such determination is objected to by the holders of more than twenty-five percent (25%) of the Warrants within ten (10) days after notice of such determination, then the determination will be made by a reputable investment bank of national standing selected by the holders of a majority of the Warrants, subject to the reasonable approval of the Corporation. The Corporation will pay the reasonable expense of such determination.

                  7.2.7 Treasury Shares. The number of shares of Ordinary Shares outstanding at any given time will not include Ordinary Shares owned or held by or for the account of the Corporation or any subsidiary, and any issuance or disposition of any Ordinary Shares so owned or held will be considered an issuance or sale of Ordinary Shares.

                  7.2.8 Record Date. If the Corporation takes a record of the holders of Ordinary Shares for the purpose of entitling them (a) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (b) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Ordinary Shares deemed to have been issued or sold on the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

         7.3 Stock Splits and Reverse Splits. In the event that the Corporation at any time after the date of this Warrant subdivides its outstanding shares of Ordinary Shares into a greater number of shares (by stock split, stock dividend, recapitalization or otherwise), the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares purchasable on the exercise of the Warrants immediately prior to such subdivision will be proportionately increased. Conversely, in the event that the outstanding shares of Ordinary Shares at any time are combined into a smaller number of shares (by reverse stock split or otherwise), the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares purchasable on the exercise of the Warrants immediately prior to such combination will be proportionately reduced.

         7.4 Certain Events. If any event occurs of the type contemplated by the provisions of this paragraph 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's board of directors will make an appropriate adjustment in the Exercise Price and the number of shares of Ordinary Shares obtainable on exercise the Warrants so as to protect the rights of the holders of the Warrants. Notwithstanding anything herein to the contrary, no such adjustment will increase the Exercise Price or decrease the number of shares of Ordinary Shares as otherwise determined pursuant to this paragraph 7.

         7.5 Notice of Adjustment. Whenever the Exercise Price or the number of Warrant Shares issuable on the exercise of the Warrants will be adjusted as herein provided, or the rights of the Holder hereof will change by reason of other events specified herein, the Corporation will compute the adjusted Exercise Price and the adjusted number of Warrant Shares in accordance with the provisions hereof and will prepare an Officer's Certificate setting forth the adjusted Exercise Price and the adjusted number of Warrant Shares issuable on the exercise of the Warrants or specifying the other shares of stock, securities or assets receivable as a result of such change in rights, and showing in reasonable detail the facts and calculations on which such adjustments or other changes are based. The Corporation will promptly cause to be mailed to the Holder copies of such Officer's Certificate together with a notice stating that the Exercise Price and the number of Warrant Shares purchasable on exercise of the Warrants have been adjusted and setting forth the adjusted Exercise Price and the adjusted number of Warrant Shares purchasable on the exercise of the Warrants.

         7.6 Dividends. If the Corporation declares or pays a dividend on Ordinary Shares payable other than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied), then the Corporation will pay to the Holder at the time of payment thereof the amount or assets which would have been paid to the Holder had all of the Warrants been fully exercised immediately prior to the date on which a record was taken for such dividend, or, if no record is taken, the date as of which the record holders of Ordinary Shares entitled to such dividends are determined.

         7.7 Exceptions to Anti-Dilution Adjustment. Notwithstanding anything to the contrary contained in this Warrant, there will be no adjustment in the Exercise Price or the number of Warrant Shares obtainable on exercise of the Warrants as a consequence of the issuance by the Corporation of: (a) any option, warrant, convertible security or other right to acquire Ordinary Shares outstanding or in effect as of the date of this Warrant and not amended after the date of this Warrant; (b) any options, stock purchase rights or other rights to acquire up to five million three hundred fifty-six thousand eight hundred eighty-eight (5,356,888) shares of Ordinary Shares of the Corporation on exercise of options granted or that may be granted under the Corporation's compensatory 1995, 1996 and 1997 stock option plans at an exercise price no less than the current market price on the date of issuance; (c) up to twelve million six hundred nineteen thousand five hundred (12,619,500) of the Series A Warrants to be issued in connection with the issuance of the Note by the Corporation; or (d) the issuance of Ordinary Shares as a result of the exercise of any of the foregoing. The number of Ordinary Shares exempted from the anti-dilution adjustments under foregoing clause (b) assumes that no such Options have been exercised and as a result will be reduced for any Options issued under the Corporation's 1995, 1996 and 1997 stock option plans which were exercised prior to the date of this Warrant.

         7.8 Definitions. For purposes of this Warrant the following terms will have the designated meanings: (a) "Ordinary Shares Deemed Outstanding" means at any given time, the number of Ordinary Shares actually outstanding at such time, plus the number of Ordinary Shares deemed to be outstanding pursuant to paragraph 7 hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time; (b) "Convertible Securities" means any stock or securities (directly or indirectly) convertible into or exchangeable for Ordinary Shares; and (c) "Options" means any rights or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

         7.9 Current Market Price. For purposes of this Warrant the "Current Market Price" means: (a) with respect to a security which is traded on an organized national exchange or market for which sales price information for the last transaction is updated contemporaneously, the average closing prices of the security on the stock exchange or market where the security is traded or the average last bid prices as quoted on the applicable exchange or market for the immediately preceding five (5) trading days; and (b) if the security is not traded on such an organized exchange or market, the price per share of the security as determined in good faith by the Corporation's board of directors and set forth in a notice of such valuation to the Holder. If such determination is objected to by the holders of more than twenty-five percent (25%) of the Warrants within ten (10) days after notice of such determination, then the determination will be made by a reputable investment bank of national standing selected by the holders of a majority of the Warrants subject to reasonable approval by the Corporation. The Corporation will pay the reasonable expense of such determination.

8. Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Ordinary Shares, then, in substitution of pre-emptive rights under the shareholder rights agreement of even date herewith, the Holder may elect to acquire, on the terms applicable to such purchase rights, the aggregate purchase rights which the Holder could have acquired if the Holder had held the number of shares of Ordinary Shares acquirable on complete exercise of the Warrants immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such purchase rights. The rights under this paragraph 8 will: (a) not apply to the rights offering for the Series A Notes; and (b) terminate on the transfer of this Warrant by the Holder to an unaffiliated third party.

9. Reorganizations and Asset Sales. If any recapitalization, reorganization or reclassification of the capital stock of the Corporation, or any consolidation, merger or share exchange of the Corporation with another person, or the sale, transfer or other disposition of all or substantially all of its assets to another person will be effected in such a way that a holder of Ordinary Shares of the Corporation will be entitled to receive capital stock, securities or assets with respect to or in exchange for shares of Ordinary Shares, then the following provisions will apply:

         9.1 Replacement Instrument. As a condition of such recapitalization, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer or other disposition (except as otherwise provided below in paragraph 9.2) lawful and adequate provisions in form and substance reasonably satisfactory to the holders of a majority of the Warrants will be made whereby the holders of Warrants will thereafter have the right to purchase and receive on the terms and conditions specified in this Warrant and in lieu of or addition to (as the case may be) the

                  Warrant Shares immediately theretofore receivable on the exercise of the rights represented hereby, such shares of capital stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Ordinary Shares equal to the number of Warrant Shares immediately theretofore so receivable had such recapitalization, reorganization, reclassification, consolidation, merger, share exchange or sale not taken place. In any such case appropriate provision (in form and substance reasonably satisfactory to the holders of majority of the Warrants) will be made with respect to the rights and interests of the holders of the Warrants to the end that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Exercise Price to the value for the Ordinary Shares reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Ordinary Shares acquirable and receivable on exercise of the Warrants, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale) will thereafter be applicable, as nearly as possible, in relation to any shares of capital stock, securities or assets thereafter deliverable on the exercise of the Warrants.

         9.2 Assumption. The Corporation will not effect any such consolidation, merger, share exchange, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor person (if other than the Corporation) resulting from such consolidation, share exchange or merger or the person purchasing or otherwise acquiring such assets will have assumed by written instrument executed and mailed or delivered to the Holder hereof at the last address of the Holder appearing on the books of the Corporation, (a) the obligation to deliver to the Holder such shares of capital stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and (b) all other liabilities and obligations of the Corporation hereunder. The foregoing will be performed by issuing a new warrant identical to the terms of this Warrant revised to reflect the new parties thereto, a provision indicating the replacement nature of the new warrant and any modifications in Exercise Price and number of shares of stock or equity interests obtainable on the exercise of the new warrant as provided herein.

10.      Notices to Holder. If at any time the Corporation proposes to:

         10.1 to declare any dividend on its Ordinary Shares payable in capital stock or make any dividend or other distribution (including cash dividends) to the holders of the Ordinary Shares;

         10.2 to offer for subscription pro rata to all of the holders of the Ordinary Shares any additional shares of capital stock of any class or other rights other than the Series A Notes or Series A Warrants;

         10.3 to effect any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation, merger or share exchange of the Corporation with another person, or sale, transfer or other disposition of all or substantially all of its assets; or

         10.4 to effect a voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

         then, as a condition to taking any one or more of the foregoing actions and in addition to any other obligation under this Warrant, the Corporation will give the Holder: (a) at least thirty (30) days (but not more than 90 days) prior written notice of the date on which the books of the Corporation will close or a record will be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of such issuance, recapitalization, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, and (b) in the case of any such issuance, recapitalization, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, at least thirty (30) days (but not more than 90 days) prior written notice of the date when the same will take place. Any notice under foregoing clause (a) will specify the date on which the holders of Ordinary Shares will be entitled to any such dividend, distribution or subscription rights, and any notice under foregoing clause (b) will specify the date on which the holders of Ordinary Shares will be entitled to exchange their Ordinary Shares, as the case may be, for securities or other property deliverable on such reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up.

11. Fractional Shares. Fractional shares will not be issued on the exercise of the Warrants. If the Holder would be entitled to receive a fractional share, the Corporation will pay to the Holder an amount equal to the fractional share multiplied by the Current Market Price for one share of Ordinary Shares less the Exercise Price.

12. Fully Paid Stock; Taxes. The Corporation covenants and agrees that the shares of stock represented by each and every certificate for its Ordinary Shares to be delivered on the exercise of the Warrants will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation agrees to pay when due and payable any and all federal and state taxes (including, without limitation, all documentary, stamp, transfer or other transactional taxes but excluding income taxes) which may be payable in respect of the Warrants, any Warrant Shares or certificates therefor on the exercise of the Warrants.

13. Notices. Any notice, demand or communication required or permitted to be given by any provision of this Warrant will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses in the continental United States of America as any party might designate by written notice to the other parties:

         To the Corporation:        Mr. Larry A. Ray
                                    President
                                    Seven Seas Petroleum, Inc.
                                    Suite 1700, 5555 San Felipe
                                    Houston, Texas 77056
                                    Phone: (713) 622-8218
                                    Fax: (713) 621-9770

         To the Holder:             Mr. Aubrey K. McClendon
                                    Chief Executive Officer
                                    Chesapeake Energy Corporation
                                    6100 North Western
                                    Oklahoma City, Oklahoma 73118
                                    Phone: (405) 879-9226
                                    Facsimile: (405) 848-8858

14. Assignment. Subject to conditions set forth herein, this Warrant and all rights hereunder are transferable, in whole or in part, on the books of the Corporation to be maintained for such purpose, on surrender of this Warrant at the office of the Corporation maintained for such purpose, together with a written assignment of this Warrant duly executed by the Holder and payment of funds sufficient to pay any stock transfer taxes payable on the making of such transfer. On such surrender and payment, the Corporation will, subject to conditions set forth herein, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and this Warrant will promptly be canceled. The conditions to transferability specified in this Warrant are intended to ensure compliance with the provisions of the Securities Act and applicable state securities laws in respect of the transfer of any Warrant or any Warrant Shares and are to be strictly construed.

15. Governing Law. This Warrant is being delivered and is intended to be performed in Oklahoma and will be construed and enforced in accordance with, and the rights of the parties will be governed by, the law of such state.

16. Agent Appointment; Jurisdiction. The Corporation hereby appoints CT Corporation, located in Oklahoma City, Oklahoma, or such other person as may be designated by the Corporation and approved by the Holder, in writing, as the Corporation's agent (the "Agent") for the purpose of accepting notices and service of process so long as the Holder owns any Warrants or the Warrant Shares. The Corporation will not remove or terminate the Agent unless prior thereto: (a) the Holder has consented to such removal or termination in writing; and (b) a substitute Agent acceptable to the Holder has been appointed by the Corporation. Any notice or service of process delivered to the Agent will be deemed to be served on the Corporation for purposes of this Agreement. THE CORPORATION HEREBY IRREVOCABLY SUBMITS ITSELF TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF OKLAHOMA AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON THE CORPORATION BY SERVICE ON THE AGENT IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT BY ANY MEANS ALLOWED UNDER OKLAHOMA OR FEDERAL LAW. ANY LEGAL PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT WILL BE BROUGHT AND LITIGATED EXCLUSIVELY IN THE UNITED

STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF OKLAHOMA, TO THE EXTENT
IT HAS SUBJECT MATTER JURISDICTION, AND OTHERWISE IN THE OKLAHOMA DISTRICT COURT SITTING IN OKLAHOMA COUNTY, OKLAHOMA. THE PARTIES HERETO HEREBY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER, AND FURTHER AGREE TO A TRANSFER OF ANY SUCH PROCEEDING TO A FEDERAL COURT SITTING IN THE OKLAHOMA CITY, OKLAHOMA TO THE EXTENT THAT IT HAS SUBJECT MATTER JURISDICTION, AND OTHERWISE TO A STATE COURT IN OKLAHOMA COUNTY, OKLAHOMA. IN FURTHERANCE THEREOF, THE CORPORATION AND THE HOLDER EACH HEREBY ACKNOWLEDGE AND AGREE THAT IT WAS NOT INCONVENIENT FOR THEM TO NEGOTIATE AND RECEIVE FUNDING OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN SUCH COUNTY AND THAT IT WILL BE NEITHER INCONVENIENT NOR UNFAIR TO LITIGATE OR OTHERWISE RESOLVE ANY DISPUTES OR CLAIMS IN A COURT SITTING IN SUCH COUNTY.

17. Headings. The headings of the paragraphs of this Warrant are inserted for convenience only and will not be deemed to constitute a part of this Warrant.

18. Lost, Stolen, Destroyed or Mutilated Warrant. In case this Warrant is mutilated, lost, stolen or destroyed, the Corporation agrees to issue a new Warrant of like date, tenor and denomination and deliver the same in exchange and substitution for and on surrender and cancellation of this mutilated Warrant, or in lieu of this Warrant being lost, stolen or destroyed, on receipt of evidence reasonably satisfactory to the Corporation of the loss, theft or destruction of this Warrant and on receipt of indemnity satisfactory to the Corporation (provided that in the case of Chesapeake Energy Corporation, any affiliate of Chesapeake Energy Corporation or an institutional investor, the investor's own agreement will be deemed satisfactory to the Corporation).

19. Fees and Expenses. The Corporation agrees to pay on demand all costs and expenses (including attorney's fees and costs) incurred by the Holder arising out of or in connection with the administration, enforcement or preservation of any rights under this Warrant including, without limitation, the enforcement of this Warrant by judicial proceedings, proceedings under Chapter 7 or 11 of the Bankruptcy Code or any successor statute thereto, or otherwise.

20. Consent to Amendments; Waivers. The provisions of this Warrant may be amended or waived at any time only by the written agreement of the Corporation and the Holder. Any waiver, permit, consent or approval of any kind or character on the part of the Holder of any provisions or conditions of this Warrant must be made in writing and will be effective only to the extent specifically set forth in such writing. No course of dealing between the Corporation and the Holder and no delay in exercising any right, remedy, or power conferred hereby or now or hereafter existing at law or under equity, by statute or otherwise, will operate as a waiver of or otherwise prejudice any such right, power or remedy.

21. Warrant Holder Not Shareholder. This Warrant does not confer on the Holder hereof any right to vote or to consent as a shareholder of the Corporation, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof as hereinbefore provided.

22. Severability. Should any part of this Warrant for any reason be declared invalid, such decision will not affect the validity of any remaining portion, which remaining portion will remain in full force and effect as if this Warrant had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed and accepted the remaining portion of this Warrant without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

         IN WITNESS WHEREOF, this Warrant has been executed effective the 23rd day of July, 2001.

                                      SEVEN SEAS PETROLEUM INC., a Cayman Island exempted company limited by shares


                                      By
                                        ----------------------------------------
                                        Larry A. Ray, President

                                      (the "Corporation")



                                      CHESAPEAKE ENERGY CORPORATION, an
                                      Oklahoma corporation


                                      By
                                        ----------------------------------------
                                      Name
                                          --------------------------------------
                                      Title
                                           -------------------------------------

                                      (the "Holder")